Exhibit (a)(28)



                CONRAIL INC. - CSX CORP. - NORFOLK SOUTHERN CORP.

         CONTACTS:

         CONRAIL INC.        CSX CORPORATION     NORFOLK SOUTHERN CORP.
         CRAIG MACQUEEN      THOMAS E. HOPPIN    ROBERT FORT
         215-209-4597        804-782-1450        757-629-2710



         FOR IMMEDIATE RELEASE:

              WASHINGTON, DC - JAN. 31, 1997 - Conrail Inc. (NYSE:

         CRR), CSX Corp. (CSX) (NYSE:  CSX) and Norfolk Southern Corp.

         (NYSE:  NSC) today released the following statement following the initial meeting between the parties:

              "Conrail, CSX and Norfolk Southern have concluded their

         meeting and have agreed that no further details on this meeting or timing of future meetings will be announced."

                                      # # #